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                                                                   EXHIBIT 3(i)

                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                (RESTATED 1988)
                                       OF
                            VULCAN MATERIALS COMPANY

                            Dated February 19, 1999

         Pursuant to the provisions of Chapter 7 of Title 14A of the New Jersey Business Corporation Act (the "Act") and, in particular, Section 14A:7-15.1(3) thereof, the undersigned corporation, having adopted an amendment to its Certificate of Incorporation in connection with a share division, hereby certifies as follows:

         FIRST:   The name of the corporation is Vulcan Materials Company (the
"Company").

         SECOND: The date of adoption by the Board of Directors of the Company of the resolutions approving the share division and this related amendment to the Certificate of Incorporation was February 12, 1999.

         THIRD:   This Amendment to the Certificate of Incorporation of the
Company will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

         FOURTH: The only class of shares subject to the share division is the common stock, par value $1.00 per share ("Common Stock"). The number of shares of Common Stock subject to the share division is 46,568,324, consisting of 33,605,083 issued and outstanding shares and 12, 963,241 issued shares held by the Company. Each issued share of Common Stock shall be split, or divided, into three (3) shares of Common Stock.

         FIFTH:   The Certificate of Incorporation (Restated 1988) of the
Company is amended to increase the number of authorized shares of capital stock of the Company from 165,000,000 shares to 485,000,000 shares, thereby increasing the number of authorized shares of Common Stock of the Company from 160,000,000 shares to 480,000,00 shares. In connection therewith, the first paragraph of Article IV of the Certificate of Incorporation (Restated 1988) of the Company is deleted in its entirety and the following new paragraph is substituted therefor:

         "The aggregate number of shares which the Corporation is authorized to issue is 485,000,000, divided into 480,000,000 shares of common Stock of the par value of $1 per share and 5,000,000 shares of Preference Stock without par value issuable in series."


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         FOURTH:  This Certificate of Amendment shall become effective as of the close of business on February 24, 1999.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on its behalf by its duly authorized officer as of the date first above written.


                                                     VULCAN MATERIALS COMPANY
ATTEST:

By: /s/ E. Starke Sydnor                   By:  /s/ Peter J. Clemens, III
   ---------------------------                 --------------------------------
         E. Starke Sydnor                            Peter J. Clemens, III
       Assistant Secretary                          Executive Vice President
                                                   Finance and Administration



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